Filed Pursuant to Rule 433
Registration Statement No. 333-141478
May 31, 2007
FINAL TERM SHEET

Issuer:	Enbridge Inc.

Expected Ratings:	Moody’s: Baa1; S&P: A-; DBRS: A

Issue of Securities:	5.80% Senior Notes due 2014

Principal Amount:	U.S.$400,000,000

Coupon:	5.80%

Interest Payment Dates:	Semi-annually on June 15 and December 15,
commencing on December 15, 2007

Maturity:	June 15, 2014

Treasury Benchmark:	4.750% due May 2014

U.S. Treasury Yield:	4.886%

Spread to Treasury:	+93 bps (0.93%)

Re-offer Yield:	5.816%

Initial Price to Public:	Per Note: 99.906%; Total: $399,624,000

Optional Redemption:	At any time for an amount equal to the
principal amount of the notes redeemed plus
a make-whole premium and accrued but unpaid
interest to the redemption date. The notes
may also be redeemed in whole, but not in
part, at the redemption price described in
the prospectus at any time in the event
certain changes affecting Canadian
withholding taxes occur.

Make-Whole Premium:	U.S. Treasury + 15 bps

Settlement Date:	June 5, 2007 (T+3)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.

Co-Managers:	ABN AMRO Incorporated
Banc of America Securities LLC
CIBC World Markets Corp.
Deutsche Bank Securities Inc.
RBC Capital Markets Corporation
Mizuho Securities USA Inc.
SunTrust Capital Markets, Inc.
UBS Investment Bank
Note: A Securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 877 858-5407 or by calling HSBC Securities (USA) Inc. toll-free at 1 866 811-8049.